EXHIBIT 99.1

RR DONNELLEY	NEWS RELEASE

Contact: Julie Gottlieb, Vice President, Investor Relations Tel: 312-326-8004 E-mail: julie.gottlieb@rrd.com

RR DONNELLEY REPORTS FIRST QUARTER 2004 RESULTS

First Quarter 2004 Highlights

•	Net sales increased to $1.45 billion from $1.07 billion for the same period last year

•	GAAP net loss of $58.8 million and GAAP net loss per share of $0.39

•	Non-GAAP net earnings of $17.6 million and non-GAAP diluted EPS of $0.11

CHICAGO – May 6, 2004 – R.R. Donnelley & Sons Company (NYSE:RRD) today reported financial results for its first quarter ended March 31, 2004. First quarter net sales totaled $1.45 billion, with a GAAP (Generally Accepted Accounting Principles) net loss of $58.8 million, or ($0.39) per share.

The company’s combination with Moore Wallace Incorporated, a leading single-source provider of print management and outsourced communications, was completed on February 27, 2004. Consequently, the results for the first quarter of 2004 include the operations of Moore Wallace for 34 days.

The company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP measures, are useful because that information is an appropriate measure for evaluating the company’s operating performance. Internally, the company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to this indicator. These measures should be considered in addition to, not a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Non-GAAP net earnings for the first quarter totaled $17.6 million, or $0.11 per diluted share. Non-GAAP net earnings exclude acquisition-related charges, restructuring and impairment charges, gain on the disposal of an investment, and the cumulative effect of a change in accounting principle. A reconciliation of GAAP net earnings to non-GAAP net earnings for these adjustments is presented in the attached tables. In addition, the company used an effective tax rate of 38.3% in calculating non-GAAP net earnings.

Mark A. Angelson, RR Donnelley’s Chief Executive Officer, said, “The new RR Donnelley is off to a promising start. I am encouraged by the first quarter results and the progress we’ve made to date in integrating the two companies. We now have in place a management team that reflects the best in leadership and is focused on proactive relationships with customers, and fiscal and operational discipline. We are moving quickly to evaluate all of our businesses and have set in motion our plan for portfolio optimization through financial controls and revenue growth. We have a considerable amount of work to do, but we see tremendous opportunities.

“We have already begun to reap the benefits of our plan to enhance profitability through the elimination of duplicative infrastructure, procurement savings and asset rationalization. As a result, we remain confident in our previously disclosed expectation that the combination will be accretive to earnings in the first full year of operations before restructuring, acquisition- and integration-related charges. We now believe we will generate annualized cost savings of at least $100 million within the next 12 months.”

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RR Donnelley Report First Quarter 2004 Results

Mr. Angelson added, “We believe recent customer wins confirm the rationale behind the combination and signal confidence and support for the new RR Donnelley. Furthermore, these successes validate our ability not only to benefit from substantial cost synergies but also to leverage blue chip client relationships and a comprehensive portfolio of market-leading print-related products and services into a viable cross-selling platform to accelerate growth. We are particularly pleased with our new contract with IAC/InterActiveCorp. We believe it is the paradigm for future mutually successful relationships between us and our largest customers.”

Business Overview

The company’s net sales were up 35% overall due primarily to the combination with Moore Wallace. In addition, the company experienced strong growth in the Financial segment, the directories business within the Print segment, and certain international markets.

Net sales for the Print segment increased 1.5%, driven by strength in the directories and premedia businesses. These increases were partially offset by weak net sales in the book business, which was impacted by continued softness in market demand for education and religious categories. The magazines, catalogs and retail business experienced level net sales, a result of higher volume with existing customers offset by lower pricing.

Net sales for the Logistics segment increased 4% year over year due to continued organic growth in the print logistics and expedited services businesses and the comparative benefit of a March 2003 acquisition.

The Financial segment delivered a very strong quarter with sales up 25% year over year due to increased activity in the global capital markets, especially improved domestic market conditions, increased compliance work, and several large transactions in Asia.

The Other segment, which consists of the direct mail and international businesses (excluding legacy Moore Wallace direct mail and international operations), grew 18% year over year. The increase was driven by higher volume in the international business throughout Europe, Asia and Latin America as well as favorable European exchange rates. The benefit was partially offset by lower volume in the direct mail business.

The combination of RR Donnelley and Moore Wallace was completed on February 27, 2004. Accordingly, the results of operations of the Forms & Labels, Commercial and Outsourcing segments are included in the company’s results of operations only for the 34-day period ended March 31, 2004. Although the results of the company reflect only that 34-day period, management believes that the following discussion of trends affecting those three segments for the full three months ended March 31, 2004, compared to the prior year period, is relevant.

Although customer retention remained stable, the Forms & Labels segment continued to be challenged by industry factors including volume declines, due in part to electronic substitution for multi-part forms and aggressive pricing competition.

The Outsourcing segment benefited from Moore Wallace’s December 2003 acquisition of Payment Processing Solutions and volume increases with a significant new customer.

The Commercial segment significantly benefited from Moore Corporation’s acquisition of Wallace Computer Services in May 2003. In addition, the segment benefited from increased demand in its domestic direct mail and commercial print operations, heightened economic activity in key markets served, particularly the advertising, financial and health care sectors, and continued success in cross-selling activities; however, lower volumes in the technical publications operations continue to be a challenge.

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RR Donnelley Report First Quarter 2004 Results

Other Events

In March 2004, the company issued $400.0 million of 3.75% senior unsecured notes due 2009 and $600.0 million of 4.95% senior unsecured notes due 2014. The proceeds from the issuance of these notes were used to repay Moore Wallace debt assumed in the combination, including $497.5 million under the senior secured credit facility and $403.0 million of 7.875% senior unsecured notes due 2011.

Outlook

For the full year 2004, RR Donnelley is targeting non-GAAP earnings per diluted share of approximately $1.50. Guidance for the quarter ended June 30, 2004 will be provided later in the quarter. The company has no plans to change its quarterly dividend rate of $0.26 per share in 2004.

Non-GAAP net earnings exclude certain items that the company does not expect to occur in the ordinary course of business, or are unrelated to the ongoing operations of the business. These items include acquisition-related charges and restructuring and restructuring-related charges that are not currently determinable. For that reason, the company is unable to provide GAAP earnings estimates at this time.

Conference Call

RR Donnelley will host a conference call to discuss its first quarter results on Friday, May 7, 2004, at 10:00 am Eastern Time (9:00 am Central Time). The company will provide a live webcast of the earnings conference call, which can be accessed via the Internet at www.rrdonnelley.com (“Investor Relations”). For those unable to participate on the live call, a replay will be archived on the company’s web site for 30 days after the call.

About RR Donnelley

RR Donnelley (NYSE:RRD) is the world’s premier full-service global print provider and the largest printing company in North America, serving customers in the publishing, healthcare, advertising, retail, technology, financial services, and many other industries. Founded 140 years ago, the company provides solutions in commercial printing, forms and labels, direct mail, financial printing, print fulfillment, business communication outsourcing, logistics, online services, digital photography, and content and database management. The largest companies in the world and others rely on RR Donnelley’s scale, scope and insight through a comprehensive range of online tools, variable printing services, and market-specific solutions. For more information, visit the company’s web site at www.rrdonnelley.com.

Use of Forward-Looking Statements

Except for historical information, this news release may contain “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date of this press release and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Readers are strongly encouraged to read the full cautionary statements described in RR Donnelley’s and Moore Wallace’s filings with the U.S. Securities and Exchange Commission (SEC) and Canadian securities regulatory authorities, as applicable, including the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. RR Donnelley disclaims any obligation to update or revise any forward-looking statements.

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RR Donnelley Reports First Quarter 2004 Results

Factors relating to the integration of the businesses that could cause material differences in the expected results of the combined company include, without limitation, the following: the development and execution of comprehensive plans for asset rationalization, the ability to eliminate duplicative overhead without excessive cost or adversely affecting the business, the potential loss of customers and employees as a result of the transaction, the ability to achieve procurement savings by leveraging total spending across the organization, the success of the organization in leveraging its comprehensive product offering to the combined customer base as well as the ability of the organization to complete the integration of the combined companies without losing focus on the business. In addition, the ability of the combined company to achieve the expected revenues, accretion and synergy savings will also be affected by the effects of competition (in particular the response to the transaction in the marketplace), the effects of paper and other raw materials and fuel price fluctuations and shortages of supply, the rate of migration from paper-based forms to digital formats, the impact of currency fluctuations in the countries in which RR Donnelley operates, general economic and other factors beyond the company’s control, and other risks and uncertainties described in RR Donnelley’s and Moore Wallace’s periodic filings with United States and Canadian securities regulatory authorities, as applicable.

[3 pages of financial tables and notes follow this release]

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RR Donnelley Reports First Quarter 2004 Results

R.R. Donnelley & Sons Company

Consolidated Statements of Operations

For the three months ended March 31, 2004 and 2003

In thousands of U.S. Dollars, except per share data

(Unaudited)

	2004 GAAP	ADJUST- MENTS TO NON- GAAP (1)	2004 NON- GAAP	2003 GAAP	ADJUST- MENTS TO NON- GAAP (1)	2003 NON- GAAP
Sales	$1,446,195		$1,446,195	$1,073,817		$1,073,817

Cost of sales	1,173,699	(67,413)	1,106,286	841,026	—	841,026
Selling, general and administrative expenses	208,957	(762)	208,195	135,417	—	135,417
Restructuring and impairment charges
Restructuring charges, net	22,345	(22,345)	—	2,609	(2,609)	—
Asset impairment	27,796	(27,796)	—	—	—	—
Depreciation and amortization	80,905	—	80,905	68,447	—	68,447

	1,513,702	(118,316)	1,395,386	1,047,499	(2,609)	1,044,890

Income (loss) from operations	(67,507)	118,316	50,809	26,318	2,609	28,927

Interest expense, net	16,964	—	16,964	12,399	—	12,399

Investment and other income (expense), net	10,598	(15,272)	(4,674)	(4,533)	—	(4,533)

Earnings (loss) before income taxes and minority interest	(73,873)	103,044	29,171	9,386	2,609	11,995

Income tax expense (recovery)	(22,001)	33,173	11,172	3,571	991	4,562
Minority interest	396	—	396	113	—	113

Earnings (loss) before cumulative effect of change in accounting principle	(52,268)	69,871	17,603	5,702	1,618	7,320

Cumulative effect of change in accounting principle	6,578	(6,578)	—	—	—	—

Net earnings (loss)	$(58,846)	$76,449	$17,603	$5,702	$1,618	$7,320

Per share data:

NET EARNINGS (LOSS) PER SHARE (Basic)	$(0.39)		$0.12	$0.05		$0.06

AVG. SHARES OUTSTANDING IN 000’s (Basic)	151,278		151,278	113,101		113,101

NET EARNINGS (LOSS) PER SHARE (Diluted)	$(0.39)		$0.11	$0.05		$0.06

AVG. SHARES OUTSTANDING IN 000’s (Diluted)	151,278		153,183	113,696		113,696

NOTE:

Non-GAAP results are not considered to be in accordance with GAAP and are not intended to be an indicator of future operating performance and may not be comparable to pro forma results of other entities.

(1)	See the following schedule “Reconciliation of GAAP Net Earnings (Loss) to Non-GAAP Net Earnings (Loss)” on Page 5 of this release for a description of the adjustments.

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RR Donnelley Report First Quarter 2004 Results

Reconciliation of GAAP Net Earnings (Loss) to Non-GAAP Net Earnings (Loss)

In thousands of U.S. Dollars

(Unaudited)

	Three Months Ended March 31, 2004	Three Months Ended March 31, 2003
NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS):

Acquisition-related charges (1)	$68,175	$—
Restructuring and impairment charges (2)	50,141	2,609

Total non-GAAP adjustments to income from operations	118,316	2,609

Gain on disposition of investment (3)	(15,272)	—

Total non-GAAP adjustments to investment and other income	(15,272)	—

Total non-GAAP adjustments to earnings before taxes	103,044	2,609

Income tax adjustment (4)	(33,173)	991

Cumulative effect of change in accounting principle (5)	6,578	—

TOTAL NON-GAAP ADJUSTMENTS TO NET EARNINGS (LOSS)	$76,449	$1,618

(1)	Amount includes adjustments to cost of sales for fair market value of acquired inventory and backlog ($66.9 million) and other acquisition-related charges ($1.2 million).

(2)	Amount for the three months ended March 31, 2004, includes $22.3 million for restructuring charges and $27.8 million for asset impairment charges.

(3)	Amount represents the gain on the sale of an investment held in Latin America.

(4)	Amount represents the tax effect of the reconciling items and an adjustment for the three months ended March 31, 2004, to reflect the company’s pro forma effective tax rate of 38.3%.

(5)	During the three months ended March 31, 2004, the company recorded a cumulative effect of a change in accounting principle reflecting the adoption of the Financial Accounting Standards Board Interpretation No. 46 “Consolidation of Variable Interest Entities.” The change reflects the difference between the carrying amount of the company’s investments in certain partnerships related to affordable housing and the underlying carrying values of the partnerships upon consolidating these entities into the company’s financial statements.

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RR Donnelley Report First Quarter 2004 Results

R.R. Donnelley & Sons Company

Segment Information

For the three months ended March 31, 2004 and 2003

In thousands of U.S. Dollars

(Unaudited)

	2004	2003	% CHG
NET SALES:
Print	$676,769	$666,972	1.5%
Logistics	218,713	209,808	4.2%
Financial	113,216	90,256	25.4%
Forms & Labels	168,187	—	—
Outsourcing	47,260	—	—
Commercial	95,466	—	—
Other	126,584	106,781	18.5%

Total net sales	$1,446,195	$1,073,817	34.7%

OPERATING INCOME (LOSS):
Print (1)	$50,888	$69,358
Logistics (2)	(23,164)	2,772
Financial (3)	9,490	(2,035)
Forms & Labels (4)	(28,888)	—
Outsourcing (5)	7,283	—
Commercial (6)	(3,445)	—
Other (7)	(6,287)	(5,256)
Corporate (8)	(73,384)	(38,521)

Total operating income (loss)	$(67,507)	$26,318

NOTE:	The combination of RR Donnelley and Moore Wallace was completed on February 27, 2004. Accordingly, the results of operations of the Forms & Labels, Commercial and Outsourcing segments are included in the company’s results of operations only for the 34-day period ended March 31, 2004.

(1)	Operating income for the Print segment includes restructuring and impairment charges of $19.2 million in the first quarter of 2004 and $0.2 million in the first quarter of 2003.
(2)	Operating income for the Logistics segment includes restructuring and impairment charges of $17.8 million in the first quarter of 2004.
(3)	Operating income for the Financial segment includes restructuring and impairment charges of $0.3 million in the first quarter of 2004 and $0.6 million in the first quarter of 2003. The first quarter of 2003 also included a $2.0 million insurance recovery.
(4)	Operating income for the Forms & Labels segment includes charges of $49.4 million in the first quarter of 2004 related to the fair value of inventory and backlog adjustments recorded in connection with the combination of RR Donnelley and Moore Wallace.
(5)	Operating income for the Outsourcing segment includes charges of $2.0 million in the first quarter of 2004 related to the fair value of inventory and backlog adjustments recorded in connection with the combination of RR Donnelley and Moore Wallace.
(6)	Operating income for the Commercial segment includes charges of $15.5 million in the first quarter of 2004 related to the fair value of inventory and backlog adjustments recorded in connection with the combination of RR Donnelley and Moore Wallace.
(7)	Operating income for the Other segment includes restructuring and impairment charges of $4.0 million in the first quarter of 2004 and $0.7 million in the first quarter of 2003.
(8)	Operating expense for the Corporate segment includes Moore Wallace’s post-acquisition corporate costs of $14.6 million and restructuring charges of $8.8 million in the first quarter of 2004.